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                                                                       Exhibit 9



                                 Donald A. Burns
                          450 Royal Palm Way, Suite 450
                              Palm Beach, FL 33480



                                                               December 31, 2001



Walter C. Anderson                         Revision LLC
c/o Revision LLC                           1054 31st Street, NW
1054 31st Street, NW                       Suite 420
Suite 420                                  Washington, D.C.  20007
Washington, D.C.  20007                    Attention:  Walter C. Anderson

Gold & Appel Transfer, S.A.
Omar Hodge Building
Wickams Cay
Road Town, Tortolla
British Virgin Islands



Ladies and Gentlemen:

         Reference is made to (i) that certain Amended and Restated Promissory Note, dated as of March 1, 2001, as amended by Amendment No. 1 to Amended and Restated Promissory Note, dated as of November 1, 2001, in the principal amount of $13,895,488.20, entered into by Gold & Appel Transfer, S.A., Revision LLC and Walter C. Anderson, jointly and severally, in favor of Donald A. Burns (the "Note") and (ii) that certain Amended and Restated Pledge Agreement (the "Pledge Agreement"), dated as of November 1, 2001, by and among Gold & Appel Transfer, S.A., Revision LLC, Foundation for the International Non-governmental Development of Space, Entree International Limited and Walter C. Anderson (collectively, the "Pledgors"), and Donald A. Burns (the "Pledgee").

         According to the terms of the Note, on the date hereof you, the borrowers under the Note, are obligated to repay the full principal amount of $13,895.488.20 plus accrued interest thereon. As we have mutually agreed, the terms of the Note are hereby amended as follows:


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         Section 1 of the Note is hereby amended by deleting from the first sentence thereof the words "December 31, 2001" and inserting in their place the words "February 11, 2002".

         By my signature on this letter, I hereby agree to the revised terms of the Note, as described herein. Nothing herein shall constitute a waiver of any default that may exist or arise or any other rights that I as Pledgee may have to take any action or seek any remedy permitted by the Note, the Pledge Agreement or applicable law. Except as amended hereby, the Note shall in all respects remain in full force and effect. This Letter Agreement shall be construed and enforced in accordance with the laws of the State of New York without reference to the principles of conflicts of law. This Letter Agreement may be executed in any number of counterparts, each of which is an original, but all of which together constitute but one instrument.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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         Would you please indicate your acceptance of the revised terms described herein by countersigning this letter and returning one copy of it by fax and overnight mail to me, care of Gary Murphy at Debevoise & Plimpton.

                                                     Sincerely,



                                                     /s/ Donald A. Burns
                                                     -------------------
                                                     Donald A. Burns





Accepted and Agreed:



By:     /s/ Walter C. Anderson
       -------------------------
         Walter C. Anderson


GOLD & APPEL TRANSFER, S.A.

By:     /s/ Walter C. Anderson
       --------------------------
        Walter C. Anderson,
        Attorney-in-Fact


REVISION LLC

By:     /s/ Walter C. Anderson
       ---------------------------
        Walter C. Anderson,
        Manager